UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2013 (December 11, 2013)
DSW Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-32545	31-0746639
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 DSW Drive, Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (614) 237-7100

(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Appointment of Principal Accounting Officer of the Company
On December 11, 2013 the Company's Board of Directors appointed Helen “Betsy” Wallace, currently Senior Vice President, Finance of the Company, to Principal Accounting Officer of the Company.
Ms. Wallace, age 59, joined the Company in May 2013 and has served as the Company’s Senior Vice President of Finance since that time. Prior to joining the Company, Ms. Wallace served as Chief Financial Officer of Mainstream Energy Corp. from July 2011 to May 2013 and as Chief Financial Officer of TravelClick, Inc. from August 2009 to July 2011. Ms. Wallace also served as Chief Financial Officer at American Skiing Company from December 2002 until August 2009 and at Cyrano Sciences, Inc. from July 2000 until November 2002. Prior to that time, Ms. Wallace also held Vice President level positions at Citigroup and Esprit, as well as the position of Chief Financial Officer at Hubbell International, a division of Hubbell, Inc. Additionally, she spent the first nine years of her career in public accounting. Ms. Wallace has over thirty years of business experience in accounting, including finance, international business, tax, internal controls and SEC reporting functions.
The Company has not entered into, adopted or commenced any new, or amended any existing compensating plans or arrangements or employment agreements with Ms. Wallace in connection with this appointment. There are no arrangements or understandings between Ms. Wallace and other persons to which she was appointed as the Principal Accounting Officer of the Company. There are no family relationships between Ms. Wallace and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. No information is required to be disclosed with respect to Ms. Wallace pursuant to Item 404(a) of Regulation S-K.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DSW Inc.
By: /s/William L. Jordan
William L. Jordan
Executive Vice President and General Counsel
Date: December 13, 2013